Theravance Reports Third Quarter 2014 Financial Results

William H. Waltrip Appointed Chairman of the Board Effective October 30, 2014; Announces Fourth Quarter Cash Dividend of $0.25 per Share; Theravance to Host Conference Call and Webcast Today at 5:00 p.m. EDT

SOUTH SAN FRANCISCO, CA -- (Marketwired - October 30, 2014) - Theravance, Inc. (NASDAQ: THRX) today reported financial results for the quarter ended September 30, 2014 and announced that its Board of Directors approved a $0.25 per share cash dividend to be paid on December 23, 2014 to stockholders of record as of the close of business on November 25, 2014. Royalties received on net sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® from Glaxo Group Limited (GSK) were $4.0 million. Net loss for the third quarter of 2014 was $21.3 million or $0.19 per diluted share. Cash, cash equivalents, marketable securities and current restricted cash totaled $316.5 million as of September 30, 2014.

"In the third quarter, we elevated our efforts to work closely with GSK to achieve our goal of optimizing the commercial potential and value of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® as both products continue to launch across the globe," said Michael W. Aguiar, Chief Executive Officer of Theravance. "Today, we announced that Bill Waltrip, who has served as a director since April 2000 and lead independent director since April 2005, was appointed as Chairman of our Board of Directors replacing Rick E Winningham who stepped down from the Board. This represents the final step in the process of separating the governance of Theravance and Theravance Biopharma, Inc. I would like to thank Rick for his contributions, guidance and leadership over the years and look forward to continuing to work closely with Bill going forward."

Corporate Highlights

  Expanded the Theravance management team through the appointment of Michael Aguiar as Chief Executive Officer and Eric d'Esparbes as Chief Financial Officer.

  Paid cash dividend of $0.25 per share on September 18, 2014 to stockholders of record as of the close of business on August 28, 2014.

  Completed the management and governance separation from Theravance Biopharma, Inc. ("Theravance Biopharma") and appointed William H. Waltrip as Chairman of its Board of Directors.

Product Highlights

  In the third quarter of 2014, GSK achieved product sales of $25.6 million for RELVAR®/BREO® ELLIPTA® and sales of $1.8 million for ANORO® ELLIPTA®.

  As of September 30, 2014, RELVAR®/BREO® ELLIPTA® has been approved in 53 countries for marketing and has been launched in 30 countries, including the U.S., Canada, U.K., Germany and Japan.

  As of September 30, 2014, ANORO® ELLIPTA® has been approved in 42 countries for marketing and has been launched in 9 countries, including the U.S., Canada, U.K., Germany and Japan.

  GSK presented data supporting the efficacy and safety of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® during the European Respiratory Society Annual Congress (ERS) that took place in September 2014 in Munich, Germany.

  Respiratory Medicines published positive results from a lung function study comparing the efficacy and safety of ANORO® ELLIPTA® with the LAMA, tiotropium, administered in the HandiHaler® inhaler, to patients with chronic obstructive pulmonary disease (COPD). In this study, ANORO® ELLIPTA® showed statistically significant improvement compared to tiotropium in measurement of lung function using trough forced expiratory volume in one second (FEV1) at the end of the treatment period (day 169). In addition, ANORO® ELLIPTA® showed a statistically significant improvement compared to tiotropium in measurement of lung function using weighted mean FEV1 0 - 6 hour, at the end of the treatment period (day 168). The most commonly reported side effects for both ANORO® ELLIPTA® and tiotropium included headache, nasopharyngitis, cough and back pain.

  GSK presented data from Phase 3 studies at CHEST 2014 in Austin, Texas, held from October 25, 2014 through October 30, 2014: (1) Efficacy and safety of umeclidinium/vilanterol (UMEC/VI) once daily (OD) versus fluticasone/salmeterol combination (FSC) twice daily (BD) in patients with moderate-to-severe COPD and infrequent COPD exacerbations; and (2) Efficacy and safety of once-daily umeclidinium added to fluticasone furoate/vilanterol in COPD: Results of two replicate randomized 12-week studies.

Financial Results for the Third Quarter Ended September 30, 2014

On June 1, 2014, Theravance separated its late-stage partnered respiratory assets from its biopharmaceutical research and drug development operations by transferring its research and drug development operations into Theravance Biopharma, a then wholly-owned subsidiary. Theravance contributed $393.0 million of cash, cash equivalents and marketable securities to Theravance Biopharma and all outstanding shares of Theravance Biopharma were then distributed to its stockholders as a pro-rata dividend distribution on June 2, 2014 by issuing one ordinary share of Theravance Biopharma for every 3.5 shares held of Theravance common stock to stockholders of record on May 15, 2014 (the "Spin-Off"). The Spin-Off resulted in Theravance Biopharma operating as an independent, publicly traded company.

The results of operations for Theravance's former research and drug development operations conducted by it and by Theravance Biopharma until June 1, 2014 are included as part of the condensed consolidated statement of income as discontinued operations.

Total net revenue for the third quarter 2014 was $1.0 million, which resulted from net royalties of $4.0 million from net sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® and $0.3 million from revenue from collaborations which was partially offset by amortization of intangible assets of approximately $3.2 million. The majority of royalties were driven by sales of RELVAR®/BREO® ELLIPTA®.

Research and development expenses for the third quarter of 2014 were $1.9 million compared with $2.1 million for the same period in 2013. The decrease in the third quarter compared to the same period last year was primarily due to the reduced level of operations as a result of the Spin-Off. Total research and development stock-based compensation expense for the third quarter of 2014 was $1.4 million, compared with $0.1 million for the same period in 2013.

General and administrative expenses for the third quarter of 2014 were $8.6 million compared with $6.0 million for the same period in 2013. The increase in the quarter compared to the same period last year was primarily due to the recognition of higher stock-based compensation expense and employee-related costs, outside services and one time costs, primarily associated with post Spin-Off transition activities. Total general and administrative stock-based compensation expense for the third quarter of 2014 was $3.4 million compared with $1.9 million for the same period in 2013.

Cash, cash equivalents, short-term investments, marketable securities and restricted cash totaled $316.5 million as of September 30, 2014 compared with a balance of $383.0 million as of June 30, 2014, a decrease of approximately $66.5 million. The decrease was primarily due to cash used in operations, dividends paid, launch-related payments to GSK, and a final payment to Theravance Biopharma associated with pre-Spin-Off obligations, partially offset by royalties received from GSK and net proceeds received from issuances of Theravance common stock.

The Board of Directors approved a $0.25 per share cash dividend to be paid on December 23, 2014 to stockholders of record as of the close of business on November 25, 2014.

Conference Call and Webcast Information

As previously announced, Theravance has scheduled a conference call and webcast to discuss this announcement beginning at 5:00 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial (877) 837-3908 from the U.S., or (973) 890-8166 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting Theravance's website at www.thrxinc.com. To listen to the live call via the Internet, please go to the website 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on Theravance's website for 30 days through November 29, 2014. An audio replay will also be available through 11:59 p.m. Eastern Standard Time on November 6, 2014 by dialing (855) 859-2056 from the U.S., or (404) 537-3406 for international callers, and entering confirmation code 18386593.

About Theravance

Theravance, Inc. is focused on maximizing the potential value of the respiratory assets partnered with Glaxo Group Limited (GSK), including RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, with the intention of providing capital returns to stockholders. Under the Long-Acting Beta2 Agonist (LABA) Collaboration Agreement with GSK, Theravance is eligible to receive the associated royalty revenues from RELVAR®/BREO® ELLIPTA® (fluticasone furoate/vilanterol, "FF/VI"), ANORO® ELLIPTA® (umeclidinium bromide/vilanterol, "UMEC/VI") and if approved and commercialized, VI monotherapy. Theravance is also entitled to a 15% economic interest in any future payments made by GSK under agreements entered into prior to the spin-off of Theravance Biopharma, and since assigned to Theravance Respiratory Company, LLC, relating to the combination of UMEC/VI/FF and the Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) program, as monotherapy and in combination with other therapeutically active components, such as an inhaled corticosteroid, and any other product or combination of products that may be discovered and developed in the future under these agreements with GSK (other than RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA® and VI monotherapy). For more information, please visit Theravance's web site at www.thrxinc.com.

RELVAR®, BREO®, ANORO®, and ELLIPTA® are trademarks of the GlaxoSmithKline group of companies.

Forward Looking Statements

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks, uncertainties and assumptions. Examples of such statements include statements relating to: the commercialization of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® in the jurisdictions in which these products have been approved, the strategies, plans and objectives of the company, the timing, manner, amount and planned growth of anticipated potential capital returns to stockholders (including without limitation statements, expectations of future cash dividends and the potential for future share repurchases), the status and timing of clinical studies, data analysis and communication of results, the potential benefits and mechanisms of action of product candidates, expectations for product candidates through development and commercialization, the timing of seeking regulatory approval of product candidates, and projections of revenue, expenses and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: the disruption of operations during the transition period following the spin-off, including the diversion of managements' and employees' attention, disruption of relationships with collaborators and increased employee turnover, lower than expected future royalty revenue from respiratory products partnered with GSK, delays or difficulties in commencing or completing clinical studies, the potential that results from clinical or non-clinical studies indicate product candidates are unsafe or ineffective, dependence on third parties to conduct its clinical studies, delays or failure to achieve and maintain regulatory approvals for product candidates, and risks of collaborating with third parties to discover, develop and commercialize products. Other risks affecting Theravance are described under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Theravance's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the Securities and Exchange Commission (SEC) on August 7, 2014. Additional information will also be set forth in those sections of Theravance's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which will be filed with the SEC in the fourth quarter of 2014. In addition to the risks described above and in Theravance's other filings with the SEC, other unknown or unpredictable factors also could affect Theravance's results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

(THRX-F)

                              THERAVANCE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share data)

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
                                      (unaudited)           (unaudited)
Revenue:
  Net royalty revenue            $     729  $      --  $     342  $      --
  Net revenue from collaborative
   arrangements from a related
   party                               270        415        811      3,059
                                 ---------  ---------  ---------  ---------
    Total net revenue (1)              999        415      1,153      3,059

Operating expenses:
  Research and development (2)       1,909      2,104      6,721      6,555
  General and administrative (2)     8,632      6,018     28,491     17,882
                                 ---------  ---------  ---------  ---------
    Total operating expenses        10,541      8,122     35,212     24,437
                                 ---------  ---------  ---------  ---------

Loss from operations                (9,542)    (7,707)   (34,059)   (21,378)

Other income (expense), net            255        (37)       335      6,734
Interest income                         93        192        446        567
Interest expense                   (12,355)    (1,902)   (24,326)    (7,662)
                                 ---------  ---------  ---------  ---------
  Loss from continuing
   operations before income
   taxes                           (21,549)    (9,454)   (57,604)   (21,739)
Income tax                             278         --         --         --
                                 ---------  ---------  ---------  ---------
  Loss from continuing
   operations, net of tax          (21,271)    (9,454)   (57,604)   (21,739)
  Loss from discontinued
   operations                           --    (37,531)   (94,934)   (99,033)
                                 ---------  ---------  ---------  ---------

Net loss                         $ (21,271) $ (46,985) $(152,538) $(120,772)
                                 =========  =========  =========  =========

Basic and diluted net loss per
 share:
  Continuing operations, net of
   tax                           $   (0.19) $   (0.09) $   (0.52) $   (0.21)
  Discontinued operations               --      (0.35)     (0.85)     (0.99)
                                 ---------  ---------  ---------  ---------
    Basic and diluted net loss
     per share                   $   (0.19) $   (0.44) $   (1.37) $   (1.20)
                                 =========  =========  =========  =========

Cash dividends declared per
 common share                    $    0.25  $      --  $    0.25  $      --
                                 =========  =========  =========  =========

Shares used to compute basic and
 diluted net loss per share        113,100    106,295    111,306    100,321
                                 =========  =========  =========  =========

(1) Net revenue is comprised of the following (in thousands):

                                    Three Months Ended    Nine Months Ended
                                       September 30,        September 30,
                                   -------------------- --------------------
                                      2014       2013      2014       2013
                                   ---------  --------- ---------  ---------
                                        (unaudited)          (unaudited)

Royalty revenue                    $   3,962  $      -- $   7,953  $      --
Amortization of intangible assets     (3,233)        --    (7,611)        --
                                   ---------  --------- ---------  ---------
  Net royalty revenue                    729         --       342         --
LABA collaboration                        --         --        --      1,814
Strategic alliance - MABA program
 license                                 270        415       811      1,245
                                   ---------  --------- ---------  ---------
  Total net revenue from GSK       $     999  $     415 $   1,153  $   3,059
                                   =========  ========= =========  =========

(2) Amounts include stock-based compensation expense for the three and nine months ended September 30 as follows (in thousands):

                                      Three Months Ended  Nine Months Ended
                                        September 30,       September 30,
                                     ------------------- -------------------
                                        2014      2013      2014      2013
                                     --------- --------- --------- ---------
                                         (unaudited)         (unaudited)

Research and development             $   1,357 $     118 $   2,589 $     426
General and administrative               3,375     1,850    11,795     5,445
Discontinued operations                     --     4,478    11,629    13,833
                                     --------- --------- --------- ---------
  Total stock-based compensation
   expense                           $   4,732 $   6,446 $  26,013 $  19,704
                                     ========= ========= ========= =========

                              THERAVANCE, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                September 30,   December 31,
                                                     2014           2013
                                                -------------  -------------
                                                 (unaudited)        (1)
                                                -------------  -------------

Assets
  Cash, cash equivalents and marketable
   securities                                   $     310,863  $     520,499
  Other current assets                                 11,193          8,500
  Inventories                                              --         10,406
  Property and equipment, net                              64         10,238
  Intangible assets, net                              211,646        124,257
  Other assets                                         19,947          7,355
                                                -------------  -------------
    Total assets                                $     553,713  $     681,255
                                                =============  =============

Liabilities and stockholders' (deficit) equity
  Other current liabilities (2)                 $      26,098  $      44,404
  Payable to a related party                           10,000         40,000
  Deferred revenue, non-current                         4,058          5,455
  Convertible subordinated notes                      255,109        287,500
  Non-recourse notes payable, due 2029                450,000             --
  Other long-term liabilities                           1,584          4,774
  Stockholders' (deficit) equity                     (193,136)       299,122
                                                -------------  -------------
    Total liabilities and stockholders'
     (deficit) equity                           $     553,713  $     681,255
                                                =============  =============

(1) The condensed consolidated balance sheet amounts at December 31, 2013 are derived from audited financial statements.

(2) Amounts include current portion of deferred revenue of $1.1 million and
    $9.3 million as of September 30, 2014 and December 31, 2013, respectively.

Contact Information:

Michael W. Aguiar
Chief Executive Officer
650-238-9640
investor.relations@thrxinc.com